U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

OMB APPROVAL
OMB Number 3235-0287
Expires:  December 31, 2001
Estimated average burden
Hours response.............0.5

(Print or Type Responses)

1.   Name and Address of Reporting Person*

KKR Associates
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
c/o Kohlberg Kravis Roberts & Co.
9 West 57th Street, Suite 4200
--------------------------------------------------------------------------------
                                    (Street)

New York                             NY                  10019
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


AEP Industries Inc. (AEPI)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


July 2001
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.01 per share  7/9/01       S               2,400       D      31.0188                 I         (1)
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Common Stock, par value $.01 per share  7/10/01      S                 500       D      31.0000                 I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share  7/11/01      S              22,000       D      30.0060                 I         (1)
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Common Stock, par value $.01 per share  7/12/01      S               2,400       D      30.0000  2,185,618      I         (1)
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

Explanation of Responses: (1) The designated Reporting Person is the general partner of Whitehall Associates, L.P., which is the managing member of BW Holdings LLC, which in turn owns 100% of Borden Holdings, Inc., which in turn owns 100% of Borden, Inc. As of July 31, 2001, Borden, Inc. beneficially owns 2,185,618 shares of Common Stock of AEP Industries Inc. The general partners of KKR Associates are Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Scott M. Stuart, Edward A. Gilhuly, Perry Golkin, Johannes Huth, Todd Fisher, Alexander Nevab and Neil Richardson. Each of the Reporting Persons listed above may be deemed, for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, to be the beneficial owner of the reported securities held by Borden, Inc. Beneficial ownership of all shares of the reported securities is disclaimed by each of the Reporting Persons listed above.


/s/ William J. Janetschek                                       8/1/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

By:  William J. Janetschek
     Attorney-in-Fact for Scott M. Stuart
For:  KKR Associates

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                            Joint Filer Information


Name:                      Whitehall Associates, L.P.

Address:                   c/o Kohlberg Kravis Roberts & Co.
                           9 West 57th St., Suite 4200
                           New York, NY 10019


Designated Filer:          KKR Associates

Issuer and Ticker Symbol:  AEP Industries Inc. (AEPI)

Statement for Month/Year:  July, 2001

Signature:                 WHITEHALL ASSOCIATES, L.P.
                           By:   KKR Associates, its General Partner



                           By:   /s/  William J. Janetschek
                                 --------------------------------------------
                                 Name:  William J. Janetschek,
                                 Title:  Attorney-in-Fact for Scott M. Stuart

                            Joint Filer Information


Name:                      Henry R. Kravis

Address:                   c/o Kohlberg Kravis Roberts & Co.
                           9 West 57th St., Suite 4200
                           New York, NY 10019

Designated Filer:          KKR Associates

Issuer and Ticker Symbol:  AEP Industries Inc. (AEPI)

Statement for Month/Year:  July, 2001

Signature:                 /s/ Henry R. Kravis
                           ------------------------------------------
                           HENRY R. KRAVIS
                           By:  William J. Janetschek,
                                Attorney-in-Fact for Henry R. Kravis

                            Joint Filer Information


Name:                      George R. Roberts

Address:                   c/o Kohlberg Kravis Roberts & Co.
                           9 West 57th St., Suite 4200
                           New York, NY 10019

Designated Filer:          KKR Associates

Issuer and Ticker Symbol:  AEP Industries Inc. (AEPI)

Statement for Month/Year:  July, 2001


Signature:                 /s/  George R. Roberts
                           -------------------------------------------
                           GEORGE R. ROBERTS
                           By:  William J. Janetschek,
                                Attorney-in-Fact for George R. Roberts

                                                       Page 6 of 17
                            Joint Filer Information


Name:                       Paul E. Raether

Address:                    c/o Kohlberg Kravis Roberts & Co.
                            9 West 57th St., Suite 4200
                            New York, NY 10019

Designated Filer:           KKR Associates

Issuer and Ticker Symbol:   AEP Industries Inc. (AEPI)

Statement for Month/Year:   July, 2001


Signature:                  /s/  Paul E. Raether
                            -----------------------------------------
                            PAUL E. RAETHER
                            By:  William J. Janetschek,
                                 Attorney-in-Fact for Paul E. Raether

                                                       Page 7 of 17
                            Joint Filer Information


Name:                       Michael W. Michelson

Address:                    c/o Kohlberg Kravis Roberts & Co.
                            9 West 57th St., Suite 4200
                            New York, NY 10019

Designated Filer:           KKR Associates

Issuer and Ticker Symbol:   AEP Industries Inc. (AEPI)

Statement for Month/Year:   July, 2001


Signature:                  /s/  Michael W. Michelson
                            ----------------------------------------------
                            MICHAEL W. MICHELSON
                            By:  William J. Janetschek,
                                 Attorney-in-Fact for Michael W. Michelson

                            Joint Filer Information


Name:                       Michael T. Tokarz

Address:                    c/o Kohlberg Kravis Roberts & Co.
                            9 West 57th St., Suite 4200
                            New York, NY 10019

Designated Filer:           KKR Associates

Issuer and Ticker Symbol:   AEP Industries Inc. (AEPI)

Statement for Month/Year:   July, 2001


Signature:                  /s/  Michael T. Tokarz
                            -------------------------------------------
                            MICHAEL T. TOKARZ
                            By:  William J. Janetschek,
                                 Attorney-in-Fact for Michael T. Tokarz

                            Joint Filer Information


Name:                       Edward A. Gilhuly

Address:                    c/o Kohlberg Kravis Roberts & Co.
                            9 West 57th St., Suite 4200
                            New York, NY 10019

Designated Filer:           KKR Associates

Issuer and Ticker Symbol:   AEP Industries Inc. (AEPI)

Statement for Month/Year:   July, 2001


Signature:                  /s/  Edward A. Gilhuly
                            -----------------------------------------------
                            EDWARD A. GILHULY
                            By:  William J. Janetschek,
                                 Attorney-in-Fact for Edward A. Gilhuly

                            Joint Filer Information


Name:                       Perry Golkin

Address:                    c/o Kohlberg Kravis Roberts & Co.
                            9 West 57th St., Suite 4200
                            New York, NY 10019

Designated Filer:           KKR Associates

Issuer and Ticker Symbol:   AEP Industries Inc. (AEPI)

Statement for Month/Year:   July, 2001


Signature:                  /s/  Perry Golkin
                            ---------------------------------------
                            PERRY GOLKIN
                            By:  William J. Janetschek,
                                 Attorney-in-Fact for Perry Golkin

                            Joint Filer Information


Name:                       Scott M. Stuart

Address:                    c/o Kohlberg Kravis Roberts & Co.
                            9 West 57th St., Suite 4200
                            New York, NY 10019

Designated Filer:           KKR Associates

Issuer and Ticker Symbol:   AEP Industries Inc. (AEPI)

Statement for Month/Year:   July, 2001


Signature:                  /s/  Scott M. Stuart
                            ------------------------------------------
                            SCOTT M. STUART
                            By:  William J. Janetschek,
                                 Attorney-in-Fact for Scott M. Stuart

                            Joint Filer Information


Name:                       Robert I. MacDonnell

Address:                    c/o Kohlberg Kravis Roberts & Co.
                            9 West 57th St., Suite 4200
                            New York, NY 10019

Designated Filer:           KKR Associates

Issuer and Ticker Symbol:   AEP Industries Inc. (AEPI)

Statement for Month/Year:   July, 2001


Signature:                  /s/  Robert I. MacDonnell
                            -----------------------------------------------
                            ROBERT I. MACDONNELL
                            By:  William J. Janetschek,
                                 Attorney-in-Fact for Robert I. MacDonnell

                            Joint Filer Information


Name:                       James H. Greene, Jr.

Address:                    c/o Kohlberg Kravis Roberts & Co.
                            9 West 57th St., Suite 4200
                            New York, NY 10019

Designated Filer:           KKR Associates

Issuer and Ticker Symbol:   AEP Industries Inc. (AEPI)

Statement for Month/Year:   July, 2001


Signature:                  /s/  James H. Greene, Jr.
                            ----------------------------------------------
                            JAMES H. GREENE, JR.
                            By:  William J. Janetschek,
                                 Attorney-in-Fact for James H. Greene, Jr.

                            Joint Filer Information


Name:                       Johannes Huth

Address:                    c/o Kohlberg Kravis Roberts & Co.
                            9 West 57th St., Suite 4200
                            New York, NY 10019

Designated Filer:           KKR Associates

Issuer and Ticker Symbol:   AEP Industries Inc. (AEPI)

Statement for Month/Year:   July, 2001


Signature:                  /s/  Johannes Huth
                            ----------------------------------------
                            JOHANNES HUTH
                            By:  William J. Janetschek,
                                 Attorney-in-Fact for Johannes Huth

                            Joint Filer Information


Name:                       Todd Fisher

Address:                    c/o Kohlberg Kravis Roberts & Co.
                            9 West 57th St., Suite 4200
                            New York, NY 10019

Designated Filer:           KKR Associates

Issuer and Ticker Symbol:   AEP Industries Inc. (AEPI)

Statement for Month/Year:   July, 2001


Signature:                  /s/  Todd Fisher
                            --------------------------------------
                            TODD FISHER
                            By:  William J. Janetschek,
                                  Attorney-in-Fact for Todd Fisher

                            Joint Filer Information


Name:                       Alexander Navab

Address:                    c/o Kohlberg Kravis Roberts & Co.
                            9 West 57th St., Suite 4200
                            New York, NY 10019

Designated Filer:           KKR Associates

Issuer and Ticker Symbol:   AEP Industries Inc. (AEPI)

Statement for Month/Year:   July, 2001


Signature:                  /s/  Alexander Navab
                            ------------------------------------------
                            ALEXANDER NAVAB
                            By:  William J. Janetschek,
                                 Attorney-in-Fact for Alexander Navab

                            Joint Filer Information


Name:                       Neil Richardson

Address:                    c/o Kohlberg Kravis Roberts & Co.
                            9 West 57th St., Suite 4200
                            New York, NY 10019

Designated Filer:           KKR Associates

Issuer and Ticker Symbol:   AEP Industries Inc. (AEPI)

Statement for Month/Year:   July, 2001


Signature:                  /s/  Neil Richardson
                            -----------------------------------------
                            NEIL RICHARDSON
                            By:  William J. Janetschek,
                                 Attorney-in-Fact for Neil Richardson